Exhibit 99.1

Harte Hanks Acquires InsideOut Solutions, LLC, for $7.5 million

Acquisition Adds New Inbound and Outbound Sales Support Capabilities

Chelmsford, MA (December 1, 2022) – Harte Hanks Inc. (NASDAQ: HHS), a leading global customer experience company, announced today that it has completed the acquisition of InsideOut Solutions, LLC, an inside sales optimization firm. InsideOut offers inbound and outbound sales outsourcing and experimentation services for partners globally.

"With the acquisition of InsideOut and its inside sales capabilities, Harte Hanks is uniquely positioned to help customers drive growth by optimizing sales and marketing demand generation programs,” commented Brian Linscott, Harte Hanks CEO. “We couldn't be more pleased with this acquisition, and we are excited to welcome the talented InsideOut team to Harte Hanks. The acquisition of InsideOut will not only provide short-term revenue growth opportunities, but also will be immediately accretive to HHS value. We anticipate cost synergies alone will drive the post-acquisition valuation in the 3-4x EBITDA range.”

“Harte Hanks’ proven ability to drive marketing leads with our cross-segment Marketing Services and Customer Care team and InsideOut’s talent, processes, and experience in delivering sales-qualified leads will drive higher value for our clients,” added Linscott. "InsideOut clients can now come to Harte Hanks for a broad scope of marketing (including data & analytics), customer care, fulfillment and logistics services.”

“We are thrilled to have InsideOut join the Harte Hanks team. What attracted us to Harte Hanks was the clear alignment in culture and values, the like-minded commitment to our partners and a focus on our people, who we believe are the cornerstone for our successes,” remarked Christina Cherry, CEO of InsideOut. Ms. Cherry continued, “This transaction enables us to scale faster and support further growth for our partners, and to provide additional opportunities for our exceptional team of employees, given Harte Hanks’ broader scope of services.”

The combined organizations will begin operations as Harte Hanks on December 1, 2022, with 136 employees joining the Harte Hanks team. Harte Hanks also adds a seventh location to its North American offices with the acquisition of InsideOut's 7,500-square-foot headquarter facility based in St. Petersburg, Florida.

Transaction Details

Harte Hanks has acquired substantially all the assets of InsideOut on December 1, 2022 for a purchase price of $7.5 million, to be paid with a combination of cash and shares of HHS common stock.

Additional information about the completed acquisition will be provided in a Current Report on Form 8-K filed by Harte Hanks with the Securities and Exchange Commission and available at www.sec.gov.

About InsideOut:

InsideOut specializes in building, scaling and optimizing inside sales initiatives for some of the world’s largest corporations. In the last seven years the Florida-based organization has partnered with leading Fortune 500 companies including Google, IBM, T-Mobile and Honeywell.

Deploying an analytically driven approach to inside sales experimentation and testing, InsideOut has gained global recognition as one of the most innovative revenue development organizations in the United States. For more information, visit insideoutlab.com.

InsideOut was represented in the transaction by its investment banker Novistra Capital.

About Harte Hanks:

Harte Hanks (Nasdaq: HHS) is a leading global customer experience company that partners with clients to provide them with CX strategy, data-driven analytics and actionable insights combined with seamless program execution to better understand, attract and engage their customers.

Using its resources and talent in the areas of Customer Care, Fulfillment, Logistics, and Marketing Services, Harte Hanks has driven results for some of the world's premier brands, including Bank of America, GlaxoSmithKline, Unilever, Pfizer, HBOMax, Volvo, Ford, FedEx, Midea, Sony and IBM. Headquartered in Chelmsford, Massachusetts, Harte Hanks has over 2,500 employees in offices across the Americas, Europe, and Asia Pacific. For more information, visit hartehanks.com.